CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Com2000, Inc.

We consent to the inclusion in the foregoing Registration Statement of Com2000, Inc. (the “Company”) on the Form S-1 of our report dated on October 25, 2021, relating to our audits of the accompanying balance sheets of the Company as of June 30, 2021, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from inception on October 18, 2020 to June 30, 2021.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

October 25, 2021

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us